SpaceDev signs Agreement to be Acquired by Sierra Nevada Corporation
SpaceDev to join with SNC’s space operations in forming integrated space business

POWAY, CA – October 20, 2008 – SpaceDev, Inc. (OTCBB: SPDV) announced today that it has signed an agreement to be acquired by privately-held Sierra Nevada Corporation (SNC).   Under the agreement, SNC would acquire for cash the outstanding equity of SpaceDev for the gross purchase price of $38 million, which after certain deductions is expected to result in a net price to holders of SpaceDev common stock between $0.68 and $0.72 per share.  The expected price represents a premium of between 42% and 50% over the average closing price of SpaceDev’s common stock over the 30 trading days preceding this announcement.

The transaction, which is subject to certain conditions, including stockholder approval, has been approved by SpaceDev’s Board of Directors and will be presented to SpaceDev’s stockholders for a vote which is expected to occur in December.  Stockholder approval will be solicited by SpaceDev by means of a proxy statement, which will be mailed to SpaceDev’s stockholders upon completion of the required Securities and Exchange Commission filing and review process.  Certain of SpaceDev’s officers and principal security holders, who collectively beneficially own approximately 37 percent of SpaceDev’s common stock (including shares issuable upon conversion of preferred stock and exercise of options and warrants held by them), have agreed to vote in favor of the merger at the SpaceDev stockholder meeting and have granted proxies to SNC for that purpose.

“The acquisition of SpaceDev, which has a tremendous space heritage with products that have flown on 250 spacecraft, represents a dynamic expansion of SNC’s space technology capabilities, proven system integration, communications, networking and intelligence capabilities in the space sector,” said Fatih Ozmen, Chief Executive Officer of SNC.  “We believe that combining SpaceDev’s unique technological offerings, manufacturing capabilities and talented team with our existing space business and technology base will allow us to significantly increase our capacity and scalability while better serving our customers and making us a leader in space technology with access to a much wider customer and technology base.”

SNC expects to form an integrated space technologies unit with this SpaceDev acquisition, SNC’s subsidiary, MicroSat Systems, and the other SNC space operations and capabilities that will provide advanced satellite systems, propulsion systems, space vehicle systems and a wide array of subsystems and components to defense, civil government, and corporate customers.

“This is an exciting and positive step for us and our shareholders,” said Mark N. Sirangelo, Chairman and Chief Executive Officer of SpaceDev.  “There are significant synergies between SNC and SpaceDev and we believe that our combined space products will be well received by the emerging space markets. We expect our employees and customers to greatly benefit in the future from this acquisition. My team and I look forward to working with the outstanding management and staff of SNC.”

Cowen and Company acted as the exclusive financial advisor to SpaceDev for this transaction.  Heller Ehrman LLP and Stradling Yocca Carlson & Rauthand acted as legal advisors to SpaceDev, while Holland & Hart LLP acted as legal advisor to SNC.

About SpaceDev, Inc.

SpaceDev, Inc. is a space technology/aerospace company that creates and sells affordable and innovative space products and mission solutions. For more information, visit www.spacedev.com.

About Sierra Nevada Corporation

Sierra Nevada Corporation (SNC) is known for its rapid, innovative, and agile technology solutions in electronics, aerospace, avionics, space, micro-satellite, aircraft and communications systems for both the private and public sectors. Founded in 1963, SNC’s seven unique business areas employ more than 1,300 people in 30 different locations in 20 states – all of whom are dedicated to providing leading-edge solutions to SNC’s dynamic customer base.

Over its 45 year history, SNC has remained focused on providing its customers the very best in diversified technologies to meet their needs and has a strong and proven track record of success. SNC has grown into one of the Top Woman-Owned Federal Contractors in the United States while maintaining its reputation for innovation and agility.  The company continues to focus its growth on the commercial sector through internal advancements and outside acquisitions, including the emerging markets of telemedicine, nanotechnology, energy and net-centric operations.  For more information on SNC visit www.sncorp.com.

Additional Information about the Transaction

The proxy statement that SpaceDev plans to file with the Securities and Exchange Commission and mail to its stockholders will contain information about SpaceDev, SNC, the proposed transaction and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE TRANSACTION. In addition to receiving the proxy statement by mail, stockholders will also be able to obtain the proxy statement, as well as other filings (including annual, quarterly and current reports) containing information about SpaceDev, without charge, at the Securities and Exchange Commission’s website (http://www.sec.gov).  Stockholders may also obtain copies of these documents without charge by requesting them from SpaceDev in writing at 13855 Stowe Drive, Poway, CA 92064, or by phone at (858) 375-2026.

SpaceDev and its executive officers and directors may be deemed to be participants in the solicitation of proxies from SpaceDev’s stockholders with respect to the proposed transaction. Information regarding any interests that SpaceDev’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

Except for factual statements made herein, this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words such as "believe," "intends," "expects," "plans," "anticipates" and variations thereof, identify forward-looking statements, although their absence does not mean that a statement is not forward looking. Forward-looking statements are based on the SpaceDev's current expectations, and are not guarantees of performance. SpaceDev's actual results could differ materially from its current expectations. Factors that could contribute to such differences include risks and uncertainties associated with: the requirement to satisfy closing conditions, including the approval of the SpaceDev’s stockholders, in order for the merger to occur; SpaceDev's ability to effectively integrate acquisitions; rescheduling or cancellation of customer orders; uncertainties in the government budgeting process; ability to control costs and expenses; and larger competitors’ competitive advantages. Reference is also made to other factors described in SpaceDev's periodic reports filed with the SEC, including SpaceDev's most current Annual Report on Form 10-KSB. These forward-looking statements speak only as of the date of this release. SpaceDev does not undertake to update these forward-looking statements.

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